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                                    CHARTER

                                      AND

                           ARTICLES OF INCORPORATION

                         Amended as of 1 December 1987


                                   ARTICLE I

     The name of the Corporation shall be Paragon Life Insurance Company

                                   ARTICLE II

     The principal office of the Corporation shall be located in the City or County of St. Louis, in the State of Missouri. The initial registered office shall be at 700 Market Street, St. Louis, MO 63101.

                                  ARTICLE III

     The Corporation is incorporated for the purpose of making insurance upon the lives of individuals and every assurance pertaining thereto or connected therewith, to grant, purchase and dispose of annuities and endowments of every kind and description whatsoever, to provide an indemnity against death and for weekly or other periodic indemnity for disability occasioned by accident or sickness to the person of the assured and to have all the further rights, powers, and privileges granted or permitted life insurance companies organized under the provisions of Chapter 376, revised statutes of the State of Missouri, and all Acts amendatory thereof or additional thereto.

                                   ARTICLE IV

     The Corporation shall have authority to issue one hundred thousand shares of capital stock having a par value of one hundred dollars per share, of which ten thousand shares will be initially subscribed for and issued at the price of $310 per share.

                                   ARTICLE V

     The corporate powers of the Corporation shall be vested in a Board of Directors and shall be exercised by the Board and by such officers, agents, employees, and committees, as the Board may, in its discretion, from time to time appoint and empower. The Board shall have the power from time to time to amend, or repeal these Articles of Incorporation, and to make, amend, or repeal such by-laws, rules, and regulations for the transaction of the business of the Corporation as the Board may deem expedient and as are not inconsistent with the constitution or other laws of the State of Missouri.
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                                  ARTICLE VI

     The Corporation shall have perpetual duration.

                                 ARTICLE VIII

     No holder of shares of the Corporation's stock shall have, by virtue of being a holder, any presumptive or prescriptive right to subscribe for or purchase any additional shares of stock of the Corporation.

                                  ARTICLE IX

     No contract or other transaction between this Corporation and any other firm, association, or corporation shall be affected or invalidated by reason of the fact that any of the directors or officer of the Corporation are employees, directors, or officers of such other firm, association, or corporation; provided that any such contract or transaction is entered into in good faith after the interests of the directors or officers of the Corporation are disclosed.

                                   ARTICLE X

     The Corporation reserves the right, at any time and from time to time, to amend or repeal any provision contained in these Articles of Incorporation in the manner prescribed by law; and all rights conferred upon shareholders, directors, or any other persons whomsoever by and pursuant to the Articles of Incorporation in their present form or as hereafter amended are granted subject to this reservation.

     IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of this first day of December 1987.



     /s/ Helen Couranz                 /s/ Carl H. Anderson
     -----------------                 --------------------
     Helen Couranz - Secretary         Carl H. Anderson - President

     STATE OF MISSOURI)                Carl H. Anderson and Helen
                      )SS              Couranz, known to me, executed the
     CITY OF ST. LOUIS)                foregoing before me as officers of
                                       The company named this first day of
                                       December 1987.


     My commission expires: 4/4/90     /s/ Karen Little
                                       ----------------
                                       Notary Public